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CHEMTURA ANNOUNCES EARLY REDEMPTION OF 7.75% DEBENTURES DUE 2023

MIDDLEBURY, CT - August 5, 2005 - Chemtura Corporation ("Chemtura") (NYSE: CEM), which was formed on July 1, 2005, by the merger of Crompton Corporation and Great Lakes Chemical Corporation, today announced that it has called for redemption all of its outstanding $110 million aggregate principal amount of 7.75% Debentures due 2023 (the "Debentures"). The Debentures will be redeemed at a redemption price of 103.021% of the principal amount thereof, plus accrued interest to the redemption date, which is September 6, 2005. Chemtura will finance the redemption with available cash and borrowings under its revolving credit facility.

"This action is in line with our plan to reduce debt beginning with the highest cost debt that we are contractually able to redeem," said Karen R. Osar, executive vice president and CFO.

Chemtura Corporation is a global manufacturer and marketer of specialty chemicals, crop protection and pool, spa and home care products. Headquartered in Middlebury, Connecticut, the company has approximately 7,300 employees around the world. Additional information concerning Chemtura is available at www.chemtura.com.

Forward-Looking Statement

Certain statements made in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, general economic conditions; the outcome and timing of antitrust investigations and related civil lawsuits to which Chemtura is subject; the ability to obtain increases in selling-prices; pension and other post-retirement benefit plan assumptions; energy and raw material prices and availability; production capacity; changes in interest rates and foreign currency exchange rates; changes in technology, market demand and customer requirements; the enactment of more stringent environmental laws and regulations; the ability to realize expected cost savings under Chemtura's cost-reduction initiatives; the amount of any additional earn-out payments from General Electric Company from the sale of the OrganoSilicones business; the ability to reduce Chemtura's debt levels; the ability to successfully integrate the Crompton and Great Lakes businesses and operations and achieve anticipated benefits from the merger, including costs savings and synergies; and other risks and uncertainties detailed in filings with the Securities and Exchange Commission by Chemtura or its predecessor companies. These statements are based on Chemtura's estimates and assumptions and on currently available information. The forward-looking statements include information concerning our possible or assumed future results of operations, and Chemtura's actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date this release was issued and such information will not necessarily be updated by Chemtura.